Buckeye Technologies Inc.

Retirement Replacement Plan

Buckeye Technologies Inc., a Delaware corporation (the “Company”), hereby adopts the Buckeye Technologies Inc. Retirement Replacement Plan (the “Plan”). The purposes of this Plan are to further the growth, development and financial success of the Company by providing additional incentives for the purpose of hiring and/or retaining key employees of the Company.

Background

1.	Previously the Company maintained a Supplemental Retirement Plan pursuant to which contributions were made to a rabbi trust for the benefit of certain key employees.

2.
The purpose of the Supplemental Retirement Plan was to recognize that because of the years of professional expertise or employment experience that they had gained prior to joining the Company, certain officers and certain key employees should receive retirement benefits in addition to the benefits they were entitled to receive under the Buckeye Retirement Plan.

3.
Because of restraints on the investment of assets intended to fund the Supplemental Retirement Plan, the Board of Directors of the Company (the “Board”) terminated the Supplemental Retirement Plan effective December 21, 2004.

4.
The Company still wishes to recognize that because of the years of professional expertise or employment experience that they gained prior to joining the Company, certain officers and certain key employees should receive a benefit in addition to the benefits they are entitled to receive under the Buckeye Retirement Plan.

5.
By adopting the Plan, the Company intends to provide cash payments to certain officers and certain key employees that will partially replace the benefits that such officers and employees would have been entitled to under the Supplemental Retirement Plan had it been continued and they had participated therein.

ARTICLE 1. DEFINITIONS

Section 1.1. “Chief Executive Officer” means the chief executive officer of the Company.

Section 1.2. “Employee” means the Chief Executive Officer, the President and any other person who is employed by the Company (or by subsidiary or affiliate of the Company that has adopted the Plan) and who has been determined in writing by the Chief Executive Officer to be a member of a select group of key management employees.

Section 1.3. “Participant” means an Employee who participates in the Plan pursuant to Article 2 hereof.

Section 1.4. “Plan” means this Buckeye Technologies Inc. Retirement Replacement Plan.

Section 1.5. “Plan Year” means the twelve (12) month period beginning July 1 and ending on June 30 of the following calendar year; the initial Plan Year hereunder shall begin July 1, 2005.

Section 1.6. “President” means the president of the Company.

ARTICLE 2. PARTICIPATION

Section 2.1. Eligibility Requirements. An Employee other than the Chief Executive Officer or the President shall be eligible to participate in this Plan upon written designation to that effect by the Chief Executive Officer. The names of the Employees designated by the Chief Executive Officer as eligible to participate in this Plan and the terms of their participation shall be set forth in a written “Participant List” signed by the Chief Executive Officer and filed with the Company’s Secretary. Subject to Section 2.2 hereof, the Participant List may be amended from time to time and such amendment shall not require formal amendment of the Plan but shall require the prior written approval of the Chief Executive Officer. An Employee who is eligible to participate in the Plan pursuant to this Section shall begin participation on such date as the Chief Executive Officer shall determine in writing and shall remain a Participant for as long as the Participant remains an Employee or until removed from the Participant List by the Chief Executive Officer.

Section 2.2 CEO/President. Additionally, the Board has specifically provided that the Chief Executive Officer and the President shall automatically be eligible to participate in the Plan effective as of July 1, 2005, and receive the benefit calculated in accordance with Addendum A without further action on the part of the Board. The names of the Chief Executive Officer and the President and the terms of their participation shall also be included on the Participant List; however, amendment of the Participant List with respect to the Chief Executive Officer or the President shall require prior approval by the Board.

Section 2.3 Employees of Related Entities. With the prior written consent of the Chief Executive Officer, Employees of subsidiaries and affiliates of the Company may participate in the Plan if the related entity has adopted the Plan. The adopting employers shall be shown on Exhibit 1 attached to and made a part of this document.

ARTICLE 3. PLAN BENEFITS

Section 3.1. In General. After the end of a Plan Year, a Participant other than the Chief Executive Officer or the President may receive a cash payment for such Plan Year on a one-time basis or on a recurring basis as designated by the Chief Executive Officer. The amount of the cash payment for each Participant shall be calculated as set forth on Addendum A and shall be paid, less applicable tax and other required withholdings, to the Participant by check no later than 75 days after the end of the applicable Plan Year. Addendum A may be amended from time to time with respect to Participants other than the Chief Executive Officer and the President, and such amendment shall not require formal amendment of the Plan but shall require the prior written approval of the Chief Executive Officer.

Section 3.2 CEO/President. After the end of each Plan Year, the Chief Executive Officer and the President shall receive a cash payment for such Plan Year in the amount provided in Addendum A. The amount of the cash payment for each of the Chief Executive Officer and the President shall be calculated as set forth on Addendum A and shall be paid to the Chief Executive Officer or the President, as the case may be, less applicable tax and other required withholdings, by check no later than 75 days after the end of the applicable Plan Year. Addendum A may not be amended with respect to the Chief Executive Officer or the President without the prior approval of the Board.

ARTICLE 4. ADMINISTRATION

Section 4.1. Sole Responsibility. The Company has established and maintains the Plan solely for the benefit of the Employees. Subject to the authority delegated herein to the Chief Executive Officer, the Board shall be solely responsible for the operation and administration of the Plan.

Section 4.2 Powers. Subject to the authority delegated herein to the Chief Executive Officer, the Board shall have the power and authority in its sole, absolute and uncontrolled discretion to control and manage the operation and administration of this Plan and shall have all powers necessary to accomplish these purposes. Any determination by the Board with respect to the Plan shall be final and binding on all Employees and Participants and anyone claiming under or through any of them.

Section 4.3. Delegation of Authority. Any authority, power, duty, function or responsibility of the Chief Executive Officer, as set forth in the Plan, may be delegated in whole or in part in writing by such Chief Executive Officer to such person(s) and in such manner the Chief Executive Officer chooses. The authority, power, duty, function or responsibility of the delegate shall thereupon be deemed to be that of the Chief Executive Officer for purposes of this Plan. The Chief Executive Officer and any such delegate may further employ such counsel or agents as the Chief Executive Officer may deem appropriate to perform his or her functions hereunder. Any determination by the Chief Executive Officer or his or her delegate pursuant to the Chief Executive Officer’s delegated authority hereunder shall be final and binding on all Employees and Participants and anyone claiming under or through any of them. The authority delegated to the Chief Executive Officer hereunder shall be exercised at all times in accordance with the written policies established by the Board for compensating management employees of the Company and its subsidiaries and affiliates.

Section 4.4 Limitation of Liability. Neither the Board nor any member thereof, nor the Chief Executive Officer, nor any delegate of any of them, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Chief Executive Officer (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising out of or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

ARTICLE 5. AMENDMENT AND TERMINATION

Section 5.1 Amendment of the Plan. The Company shall have the right by action of the Board at any time to modify, alter or amend the Plan in whole or in part, including but not limited to any Addendum and Participant List, provided, however, that with respect to any Employee other than the Chief Executive Officer and the President, any Addendum and Participant List may also be amended by action of the Chief Executive Officer without action of the Board.

Section 5.2 Termination of the Plan. The Company reserves the right at any time by action of the Board to terminate the Plan at any time in whole or in part, including but not limited to any addendum hereto.

ARTICLE 6. MISCELLANEOUS

Section 6.1. Governing Law. This Plan shall be construed, regulated and administered in accordance with the laws of the State of Tennessee.

Section 6.2 Construction. The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine, and the singular shall include the plural, and vice versa.

Section 6.3. Participant's Rights. No Participant in the Plan shall acquire any right to be retained in the employ of the Company or any subsidiary or affiliate of the Company by virtue of the Plan, nor, except as otherwise expressly provided herein, shall a Participant have any right or interest in and to any benefit under the Plan upon a Participant’s dismissal or upon a Participant’s voluntary termination of employment. Unless otherwise determined by the Board or the Chief Executive Officer, neither an individual’s status as an Employee nor his or her participation in the Plan for any Plan Year entitles such individual to participate in the Plan for any subsequent Plan Year. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant. To the extent that any Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The interest of any Participant under the Plan shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner, and after the Participant’s lifetime shall inure to the benefit of and be binding upon the Participant’s beneficiary or beneficiaries and/or estate.

Section 6.4. Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

Section 6.5. Tax Withholding. The Company shall have the right to take such action as it deems necessary or appropriate to satisfy any requirement under federal, state or local law to withhold taxes or other amounts.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 11th day of September, 2006.

BUCKEYE TECHNOLOGIES INC.

By: /s/ John B. Crowe
John B. Crowe, Chief Executive Officer

EXHIBIT 1

BUCKEYE TECHNOLOGIES INC.
RETIREMENT REPLACEMENT PLAN

ADOPTING EMPLOYERS:

Buckeye Technologies Inc.

Buckeye Florida L.P.

Buckeye Florida Corporation

Buckeye Building Fibers LLC.

Buckeye Lumberton Inc.

Buckeye Mt. Holly LLC

Such other wholly owned direct and indirect subsidiaries of Buckeye Technologies Inc. as may adopt the Plan from time to time with the approval of the Chief Executive Officer.

ADDENDUM A
RETIREMENT REPLACEMENT BENEFIT

Employee(s) listed on Participant List A shall receive a cash payment for each Plan Year that such payment is approved by the Chief Executive Officer (or, in the case of the Chief Executive Officer and the President, for each Plan Year in accordance with the terms of the Plan), beginning with the Effective Date set forth on Participant List A, equal to the difference between (A) and (B), where:

(A) is the employer contribution which would have been made to the Employee's account under the Buckeye Retirement Plan for that Plan Year if (i) the Employee’s participation and service in the Buckeye Retirement Plan commenced as of the Effective Date set forth on Participant List A, and (ii) for purposes of determining said contribution the Employee was credited as of such date and thereafter with the number of years of service set forth on Participant List A in addition to the employee’s actual years of service (years of actual service plus years of imputed service may not exceed a maximum of twenty (20) years); and

(B) is the contribution (excluding the Employee’s 401(k) contributions and the matching contribution made with respect thereto) which is actually allocated to the Employee's account under the Buckeye Retirement Plan for that Plan Year.

The cash payment for each Plan Year may not exceed 4% of the Employee’s pay as pay is defined in the Buckeye Retirement Plan.

For the Plan Year beginning on July 1, 2005, the cash payment for each Participant shall be the amount indicated on Participant List A.